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                                                                      EXHIBIT 23

The Board of Directors
O'Charley's Inc.


We consent to incorporation by reference in the registration statements (No. 33-39869, No. 33-39872, No. 33-51316, No. 33-51338, No. 333-63495 on Form S-8)
of O'Charley's Inc. of our report dated February 5, 2001, relating to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 31, 2000 and December 26, 1999, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of O'Charley's Inc.



                                         /s/ KPMG LLP


Nashville, Tennessee
March 16, 2001